Unaudited Pro Forma Condensed Combined Financial Statements
The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 have been derived from the financial data of SunEdison, Inc. and give pro forma effect to (i) certain historical items and (ii) the First Wind Acquisition (as defined below) and the First Wind Financing Transactions (as defined below) as if they had occurred on January 1, 2013. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014 gives effect to the First Wind Acquisition and the First Wind Financing Transactions as if they had occurred on such date.
The First Wind Acquisition for which we have made pro forma adjustments is as follows:

•
the acquisition, on January 29, 2015, of First Wind Holdings, LLC (“Parent,” together with its subsidiaries, “First Wind”), by SunEdison, Inc. ("SunEdison") and TerraForm First Wind ACQ, LLC, a subsidiary of TerraForm Power, Inc. ("TerraForm Power"), pursuant to a purchase and sale agreement, dated as of November 17, 2014, as amended by the First Amendment to the Purchase and Sale Agreement, dated as of January 28, 2015 (together, the “Purchase Agreement”), among SunEdison, TerraForm Power, Terra LLC, First Wind, the members of First Wind and certain other persons party thereto (the “First Wind Acquisition”). In the First Wind Acquisition, TerraForm First Wind ACQ, LLC purchased from First Wind certain solar and wind operating projects representing 521 MW of operating power assets (including 500 MW of wind and 21 MW of solar power assets), and SunEdison purchased all of the equity interests of Parent and all of the outstanding equity interests in certain subsidiaries of Parent that own, directly or indirectly, wind and solar operating and development projects representing 1.6 GW of pipeline and backlog and development opportunities representing more than 6.4 GW of wind and solar projects. Pursuant to the terms of the Purchase Agreement, SunEdison and TerraForm Power paid a total consideration of $2.4 billion, which was comprised, in part, of an upfront payment of $1.0 billion, including the assumption of $361.0 million of debt at closing, and an expected $510.0 million of earnout payments over two-and-a-half years upon full notice to proceed with respect to solar earnout projects and substantial completion with respect to wind earnout projects, subject to certain adjustments as set forth in the Purchase Agreement. SunEdison’s portion of the total consideration was $1.5 billion, comprised of the upfront payment of $1.0 billion and the expected earn-out payments. The earn-out payments will be payable by SunEdison subject to completion of certain projects in First Wind’s backlog. TerraForm First Wind ACQ, LLC acquired First Wind’s operating portfolio for an enterprise value of $862.0 million. As part of SunEdison’s upfront consideration, a subsidiary of SunEdison issued 3.75% guaranteed exchangeable senior secured notes due 2020 (the "Seller Notes") in an aggregate principal amount of $336.5 million.

The pro forma adjustments we have made in respect of the First Wind Acquisition are as follows:

•	adjustments to record acquired assets and assumed liabilities at their fair value;

•	adjustments to reflect depreciation and amortization of fair value adjustments for acquired property, plant and equipment, intangible assets, and debt assumed; and

•	adjustments to reflect operating activity.
The First Wind Financing Transactions for which we have made pro forma adjustments are as follows:

•	adjustments to reflect the proceeds of $410.0 million provided under a margin loan agreement used to fund a portion of the First Wind Acquisition (the "Margin Loan");

•
adjustments to reflect net proceeds of $389.6 million from the TerraForm Power public equity offering, $337.8 million of net proceeds from the TerraForm Power private placement offering, and the issuance by TerraForm Power of $800.0 million of 5.875% senior unsecured notes due 2023 (“Senior Notes”);

•	adjustments to reflect the issuance of $460.0 million of 2.375% convertible senior notes due 2022 (the "Convertible Notes") used to fund a portion of the First Wind Acquisition.
The Unaudited Pro Forma Condensed Combined Financial Statements were based on, and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	SunEdison’s consolidated financial statements for the year ended December 31, 2013 and the notes relating thereto;

•	SunEdison’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and the notes relating thereto; and

•
the consolidated financial statements of First Wind Holdings, LLC for the year ended December 31, 2013 and for the periods indicated in Note 1 of the Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2014, and the notes relating thereto, included elsewhere in this filing.

The historical consolidated financial statements have been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give pro forma effect to events that are (1) directly attributable to the items described above, (2) factually supportable and (3) with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined results.
As described in the accompanying notes, the Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the acquisition method of accounting under existing GAAP. The purchase price will be allocated to the assets and liabilities acquired based upon their estimated fair values as of the date of completion of the First Wind Acquisition. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final definitive allocation. A final determination of the fair value of the First Wind’s assets and liabilities will be based on the actual net tangible and intangible assets of First Wind that existed as of the date of completion of the First Wind Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the pro forma financial information presented below. Adjustments to these preliminary estimates are expected to occur and these adjustments could have a material impact on the accompanying Unaudited Pro Forma Condensed Combined Financial Statements.
The Unaudited Pro Forma Condensed Combined Financial Statements are presented for informational purposes only. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what our results of operations or financial condition would have been had the First Wind Acquisition to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2014

			Pro Forma Adjustments
(In thousands)	SunEdison, Inc.	First Wind Holdings, LLC	First Wind Assets & Liabilities Not Acquired (¹)	First Wind Acquisition Adjustments		First Wind Financing Transactions		SunEdison, Inc. Pro Forma
Net sales	$1,873,791	$115,981	$(13,792)	$(7,903)	(A)	$—		$1,968,077
Cost of goods sold	1,732,874	114,690	(9,052)	(11,852)	(B)	—		1,826,660
Gross profit	140,917	1,291	(4,740)	3,949		0		141,417
Operating expenses:
Marketing and administration	371,634	40,592	(119)	—		20,000	(F)	432,107
Research and development	45,408	—	—	—		—		45,408
Restructuring (reversals) charges	64	—	—	—		—		64
Long-lived asset impairment	100,400	—	—	—		—		100,400
Operating loss	(376,589)	(39,301)	(4,621)	3,949		(20,000)		(436,562)
Non-operating expense (income)
Interest expense, net	272,395	45,180	(5,683)	(28,402)	(C)	89,548	(E)	373,038
Interest income	(11,702)	—	—	—		—		(11,702)
Loss on convertible notes derivatives, net	499,400	—	—	—		—		499,400
Gain on previously held equity investment	(145,700)	—	—	—		—		(145,700)
(Gain) loss on derivatives	—	92,440	(9,257)	—		—		83,183
Other, net	17,500	1,706	5	—		—		19,211
Total non-operating expenses	631,893	139,326	(14,935)	(28,402)		89,548		817,430
Loss before income taxes and equity in earnings of joint ventures	(1,008,482)	(178,627)	10,314	32,351		(109,548)		(1,253,992)
Income tax expense (benefit)	(13,826)	—	—	—	(G)	—		(13,826)
Loss before equity in earnings of joint ventures	(994,656)	(178,627)	10,314	32,351		(109,548)		(1,240,166)
Equity in earnings of joint ventures, net of tax	9,733	—	—	—		—		9,733
Net loss	(984,923)	(178,627)	10,314	32,351		(109,548)		(1,230,433)
Net (loss)/income attributable to noncontrolling interests	46,766	20,972	(201)	(657)	(D)	—		66,880
Net loss attributable to SunEdison stockholders	$(938,157)	$(157,655)	$10,113	$31,694		$(109,548)		$(1,163,553)
(¹) The Purchase Agreement excludes two legal entities reported within First Wind's 2014 and 2013 financial statements. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, we have excluded the assets, liabilities and any income statement activity related to these legal entities.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations
(A) Amortization of power purchase agreements intangible - Represents amortization of intangible assets recognized at fair value for First Wind's power purchase agreements ("PPAs") and incentive arrangements over the terms of such agreements. The estimate of the amortization of the PPA intangible assets is preliminary, subject to change and could vary materially from the actual adjustment at the time of the acquisition and final acquisition accounting is completed.
(B) Depreciation - Represents the net depreciation expense resulting from the fair value adjustments of First Wind’s property, plant and equipment. The fair values of property, plant and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. Under this approach, the fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful life of the property, plant and equipment acquired range from 24 to 29 years.
(C) Interest expense - Represents the elimination of interest expense related to debt not assumed, the elimination of interest expense on terminated financing lease arrangements, and a reduction of interest expense related to purchase accounting fair value adjustments for debt assumed. The fair value of debt was estimated based on market rates for similar project-level debt.
(D) Non-controlling interests - Represents the allocation of pro forma net loss to non-controlling interests.
(E) Interest expense is adjusted to include the estimated impact of the issuance of the Margin Loan, Senior Notes, Convertible Notes and Seller Notes, plus amortization of related debt issuance costs and discounts.

(F)	Represents an estimate for acquisition related costs.
(G) Pro forma income tax expense (benefit) represents management's assumption that pro forma net deferred tax assets would have been fully offset by a valuation allowance and thus no pro forma adjustments to income tax expense (benefit) would result from the First Wind Acquisition.
Pro forma basic and diluted loss per share is calculated as follows:

(In millions, except per share data)	Basic	Diluted
EPS Numerator:
Net loss attributable to SunEdison stockholders	$(1,163.6)	$(1,163.6)
Adjustment for net income attributable to redeemable interest holder	(5.2)	(5.2)
Adjusted net loss attributable to SunEdison stockholders	(1,168.8)	(1,168.8)
EPS Denominator:
Weighted-average shares outstanding	268.4	268.4
Loss per share	$(4.35)	$(4.35)

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Twelve Months Ended December 31, 2013

			Pro Forma Adjustments
(In thousands)	SunEdison, Inc.	First Wind Holdings, LLC	First Wind Assets & Liabilities Not Acquired (¹)	First Wind Acquisition Adjustments		First Wind Financing Transactions		SunEdison, Inc. Pro Forma
Net sales	$2,007,610	$155,856	$(16,051)	$(10,537)	(A)	$—		$2,136,878
Cost of goods sold	1,862,309	144,942	(12,107)	(14,190)	(B)	—		1,980,954
Gross profit	145,301	10,914	(3,944)	3,653		0		155,924
Operating expenses:
Marketing and administration	361,572	41,510	(85)	—		20,000	(F)	422,997
Research and development	71,042	—	—	—		—		71,042
Restructuring (reversals) charges	(10,800)	—	—	—		—		(10,800)
Long-lived asset impairment	37,101	—	—	—		—		37,101
Operating loss	(313,614)	(30,596)	(3,859)	3,653		(20,000)		(364,416)
Non-operating expense (income)								—
Interest expense, net	189,260	65,111	(8,120)	(33,496)	(C)	119,398	(E)	332,153
Interest income	(6,532)	—	—	—		—		(6,532)
Early extinguishment of debt	75,100	—	—	—		—		75,100
(Gain) loss on derivatives	—	(20,766)	11,682	—		—		(9,084)
Legal settlement (gain)	—	(61,194)	—	—		—		(61,194)
Gain on sale of equity method investment	—	(87,552)	—	—		—		(87,552)
Other, net	20,392	(8,273)	74	—		—		12,193
Total non-operating expenses	278,220	(112,674)	3,636	(33,496)		119,398		255,084
Loss before income taxes and equity in earnings of joint ventures	(591,834)	82,078	(7,495)	37,149		(139,398)		(619,500)
Income tax expense (benefit)	27,800	—	—	—	(G)	—		27,800
Loss before equity in earnings of joint ventures	(619,634)	82,078	(7,495)	37,149		(139,398)		(647,300)
Equity in earnings of joint ventures, net of tax	5,659	—	—	—		—		5,659
Net loss	(613,975)	82,078	(7,495)	37,149		(139,398)		(641,641)
Net (loss)/income attributable to noncontrolling interests	27,213	3,547	—	(25,942)	(D)	—		4,818
Net loss attributable to SunEdison stockholders	$(586,762)	$85,625	$(7,495)	$11,207		$(139,398)		$(636,823)
(¹) The Purchase Agreement excludes two legal entities reported within First Wind's 2014 and 2013 financial statements. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, we have excluded the assets, liabilities and any income statement activity related to these legal entities.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations
(A) Amortization of power purchase agreements intangible - Represents amortization of intangible assets recognized at fair value for First Wind's PPAs and incentive arrangements over the terms of such agreements. The estimate of the amortization of the PPA intangible assets is preliminary, subject to change and could vary materially from the actual adjustment at the time of the acquisition and final acquisition accounting is completed.
(B) Depreciation - Represents the net depreciation expense resulting from the fair value adjustments of the First Wind's property, plant and equipment. The fair values of property, plant and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. The fair value approximates the current cost of replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful lives of the property, plant and equipment acquired range from 24 to 29 years.
(C) Interest expense - Represents the elimination of interest expense related to debt not assumed, the elimination of interest expense on terminated financing lease agreements, and a reduction of interest expense related to purchase accounting fair value adjustments for debt assumed. The fair value of debt was estimated based on market rates for similar project-level debt.
(D) Non-controlling interests - Represents the allocation of pro forma net loss to non-controlling interests.
(E) Interest expense is adjusted to include the estimated impact of the issuance of the Margin Loan, Senior Notes, Convertible Notes and Seller Notes, plus amortization of related debt issuance costs and discounts.

(F)	Represents an estimate for acquisition related costs.
(G) Pro forma income tax expense (benefit) represents management's assumption that pro forma net deferred tax assets would have been fully offset by a valuation allowance and thus no pro forma adjustments to income tax expense (benefit) would result from the First Wind Acquisition.
Pro forma basic and diluted loss per share is calculated as follows;

(In millions, except per share data)	Basic	Diluted
EPS Numerator:
Net loss attributable to SunEdison stockholders	$(636.8)	$(636.8)
Adjustment of redeemable noncontrolling interest	(6.8)	(6.8)
Adjusted net loss attributable to SunEdison stockholders	(643.6)	(643.6)
EPS Denominator:
Weighted-average shares outstanding	241.7	241.7
Loss per share	$(2.66)	$(2.66)

Unaudited Pro Forma Condensed Combined Balance Sheet
for the Period Ended September 30, 2014

			Pro Forma Adjustments
(In thousands)	SunEdison, Inc.	First Wind Holdings, LLC	First Wind Assets & Liabilities not Acquired (¹)	First Wind Acquisition Adjustments		First Wind Financing Transactions(A)	Consideration for First Wind Acquisition		SunEdison, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$841,034	$10,867	$(2,365)	$—		$2,349,144	$(1,572,192)	(J)	$1,626,488
Cash committed for construction projects	75,829	—	—	—		—	—		75,829
Restricted cash	166,419	119,496	(738)	—		—	—		285,177
Accounts receivable	425,390	14,775	(1,400)	—		—	—		438,765
Inventories	246,587	—	—	—		—	—		246,587
Solar energy systems held for development and sale	264,449	—	—	—		—	—		264,449
Prepaid and other current assets	605,406	12,643	(787)	—		—	—		617,262
Total current assets	2,625,114	157,781	(5,290)	—		2,349,144	(1,572,192)		3,554,557
Investments	150,994	—	—	—		—	—		150,994
Property, plant and equipment, net	6,087,536	1,614,303	(133,566)	(397,646)	(B)	—	—		7,170,627
Restricted cash	89,863	—	—	—		—	—		89,863
Goodwill and other intangible assets	769,000	—	—	1,690,840	(C)	—	—		2,459,840
Other assets	546,320	339,878	(97,612)	(68,637)	(D)	41,918	—		761,867
Total assets	$10,268,827	$2,111,962	$(236,468)	$1,224,557		$2,391,062	$(1,572,192)		$14,187,748

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt	$1,070,745	$54,576	$(1,992)	$(52,584)	(E)	$—	$—		$1,070,745
Accounts payable	1,051,457	22,362	(2,050)	—		—	—		1,071,769
Accrued liabilities	580,823	18,398	—	—		—	—		599,221
Current portion of deferred revenue	123,433	21,534	(427)	(21,107)	(F)	—	—		123,433
Current portion of customer and other deposits	23,334	21,057	(3,195)	6,465		—	—		47,661
Total current liabilities	2,849,792	137,927	(7,664)	(67,226)		—	—		2,912,829
Long term debt, less current portion	5,273,715	1,034,209	(178,631)	(494,265)	(E)	1,533,112	336,470		7,504,610
Customer and other deposits, less current portion	23,552	—	—	—		—	—		23,552
Deferred revenue, less current portion	183,108	301,949	(519)	(301,430)	(F)	—	—		183,108
Other liabilities	660,087	129,388	(81,615)	510,000	(G)	—	—		1,217,860
Total liabilities	8,990,254	1,603,473	(268,429)	(352,921)		1,533,112	336,470		11,841,959

Stockholders' equity:
Common stock	2,723	—	—	—		—	—		2,723
Additional paid-in capital	1,546,796	765,733	(8,920)	1,131,849	(H)	130,600	(1,888,662)	(I)	1,677,396
Accumulated deficit	(1,106,193)	(684,036)	87,652	445,629		—	(20,000)	(I)	(1,276,948)
Accumulated other comprehensive loss	(49,658)	—	—	—		—	—		(49,658)
Treasury stock	(8,015)	—	—	—		—	—		(8,015)
Total SunEdison stockholders' equity	385,653	81,697	78,732	1,577,478		130,600	(1,908,662)		345,498
Noncontrolling interests	892,920	426,792	(46,771)	—		727,350	—		2,000,291
Total stockholders' equity	1,278,573	508,489	31,961	1,577,478		857,950	(1,908,662)		2,345,789
Total liabilities and stockholders' equity	$10,268,827	$2,111,962	$(236,468)	$1,224,557		$2,391,062	$(1,572,192)		$14,187,748
(¹) SunEdison and First Wind purchase agreement excludes two legal entities reported within First Wind's 2014 and 2013 financial statements. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, we have excluded the assets, liabilities and any income statement activity related to these legal entities.

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet
(A)Represents the effects of the following First Wind Financing Transactions:

(In thousands, except per share data)
Net proceeds from the TerraForm Power follow-on public equity offering (a)	$389,600
Net proceeds from the TerraForm Power private placement offering (b)	337,750
Total from TerraForm Power equity offerings	727,350
Net proceeds from Margin Loan (c)	399,070
Net proceeds from Convertible Notes (d)	447,950
Net proceeds from Senior Notes offering (e)	774,774
Total acquisition financing transactions	2,349,144
Payment of deferred financing costs related to the First Wind Financing Transactions	41,918
Total expected proceeds	$2,391,062

(a)
Reflects the issuance of 13,800,000 shares of TerraForm Power, Inc. Class A common stock in a follow-on public equity offering on January 22, 2015, which reflects gross proceeds of $404.8 million at a price to the public of $29.33 per share.

(b)
Reflects the issuance of 11,666,667 shares of TerraForm Power, Inc. Class A common stock in a private placement on November 26, 2014, which reflects gross proceeds of $350.0 million. at a price of $30.00 per share.

(c)
On January 29, 2015, SUNE ML 1, LLC (the “Borrower”), a wholly-owned special purpose subsidiary of SunEdison, entered into a Margin Loan Agreement with the lenders party thereto and Deutsche Bank AG, London Branch, as the administrative agent and the calculation agent thereunder. Under the Margin Loan Agreement, the Borrower borrowed $410.0 million in term loans. The term loans mature on January 29, 2017 and bear variable interest based on three month LIBOR plus a spread (as defined), which equated to an interest rate of approximately 6.25% as of January 31, 2015.

(d)
On January 27, 2015, SunEdison issued $460.0 million in aggregate principal amount of 2.375% convertible senior notes due April 12, 2022. Interest under the Convertible Notes is due semiannually and the Convertible Notes rank equally with all of our existing and future senior unsecured debt and senior to all of our existing and future subordinated debt. The initial conversion rate for the Notes will be 39.6118 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of approximately $25.25 per share of common stock. The embedded conversion options within the Convertible Notes are indexed to our common stock and thus were classified as equity instruments upon issuance. An estimate of the initial fair value of the embedded conversion options was recognized as a reduction in the carrying value of the Convertible Notes in the pro forma condensed combined financial statements and such discount will be amortized and recognized as interest expense over the term of the Convertible Notes.

(e)
On January 28, 2015, TerraForm Power Operating, LLC, a subsidiary of TerraForm Power, Inc., issued $800.0 million aggregate principal amount of 5.875% Senior Notes due 2023, between TerraForm Power and U.S. Bank National Association, as trustee for the 2023 Notes. The Senior Notes were issued in a private placement offering at a purchase price equal to 99.214% of the principal amount thereof. The Senior Notes are unsecured senior obligations of TerraForm Power, and will mature on February 1, 2023. The Senior Notes bear interest at a rate of 5.875% per annum. Interest on the Senior Notes is payable semiannually to holders of record at the close of business on January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 2015.

(B)
Property, plant and equipment - Represents the adjustment to reflect the First Wind’s property, plant and equipment at their estimated fair values. The fair values of property, plant, and equipment acquired were valued primarily using a cost approach and limited to what is economically supportable as indicated by an income approach. The fair value approximates the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for obsolescence and physical depreciation. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful lives of the property, plant and equipment acquired range from 24 to 29 years.

(C)
Goodwill and other intangible assets - Represents the adjustment to record First Wind’s PPA intangible assets at their estimated fair values. The estimated fair values were determined based on income approach. Recognized intangible assets relating to PPAs for backlog and pipeline projects are indefinite life intangibles that will not start amortization until projects are placed in service. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. The estimated useful lives of the definite lived intangibles range from 14 to 28 years.

(D)
Other Assets - Represents the elimination of other assets that were not acquired and the write-off of prepaid interest associated with the purchase of the lessor’s interest of certain financing lease arrangements. Also includes adjustments for elimination of First Wind's historical deferred financing costs as the debt was revalued under acquisition accounting.

(E)	Long-term debt, including current portion - Represents adjustments to First Wind’s long-term debt based on preliminary estimates of fair value and to eliminate debt not assumed.

(F)	Deferred revenue including current portion - Adjustments represent elimination of First Wind’s deferred revenue as power purchase agreements are adjusted to fair value.

(G)
Other liabilities - Represents a liability for contingent consideration of $510 million related to earnout payments expected to be made over two-and-a-half years upon full notice to proceed with respect to solar earnout projects and substantial completion with respect to wind earnout projects.

(H)	Stockholders’ equity - Represents adjustment to historical equity of acquired entities to reflect SunEdison’s net investment.

(I)	Represents total cash consideration for the First Wind acquisition of $1,522.2 million and $20.0 million of estimated transaction costs.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Basis of Pro Forma Presentation
The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2013 give effect to the First Wind Acquisition as if it was completed on January 1, 2013. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2014 give effect to the First Wind Acquisition as if it was completed on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014 gives effect to the First Wind Acquisition as if it was completed on September 30, 2014.
The Unaudited Pro Forma Condensed Combined Financial Statements have been derived from the historical financial statements of SunEdison, Inc. and First Wind Holdings, LLC that are included elsewhere in this filing. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Condensed Combined Financial Statements.
The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting under GAAP. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Because acquisition accounting is dependent upon certain valuations and other studies that must be completed subsequent to the acquisition date, there is not currently sufficient information for a definitive measurement. Therefore, the Unaudited Pro Forma Condensed Combined Financial Statements are preliminary and have been prepared solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying Unaudited Pro Forma Condensed Combined Financial Statements and SunEdison's combined future results of operations and financial position.
The First Wind Acquisition is reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as being accounted for based on the accounting guidance for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements use estimates based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the acquisitions are completed and the final amounts recorded for the acquisitions may differ materially from the information presented in these Unaudited Pro Forma Condensed Combined Financial Statements.
The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any cost savings from operating efficiencies or synergies that could result from the First Wind Acquisition.
For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, as reflected in the Unaudited Pro Forma Condensed Combined Financial Statements, we have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Note 2. First Wind Acquisition
On January 29, 2015, SunEdison and TerraForm First Wind ACQ, LLC, a subsidiary of TerraForm Power Operating, LLC (“TerraForm Operating”), as assignee of Terra LLC under the Purchase Agreement (as defined below), completed the previously announced acquisition of First Wind Holdings, LLC (“Parent,” together with its subsidiaries, “First Wind”), pursuant to a purchase and sale agreement, dated as of November 17, 2014, as amended by the First Amendment to the Purchase and Sale Agreement, dated as of January 28, 2015 (together, the “Purchase Agreement”), among SunEdison, TerraForm Power, Terra LLC, First Wind, the members of First Wind and certain other persons party thereto (the “Acquisition”). In the Acquisition, TerraForm First Wind ACQ, LLC purchased from First Wind certain solar and wind operating projects representing 521 MW of operating power assets (including 500 MW of wind and 21 MW of solar power assets), and SunEdison purchased all of the equity interests of Parent and all of the outstanding equity interests in certain subsidiaries of Parent that own, directly or indirectly, wind and solar operating and development projects representing 1.6 GW of pipeline and backlog and development opportunities representing more than 6.4 GW of wind and solar projects.
Pursuant to the terms of the Purchase Agreement, SunEdison and TerraForm Operating paid a total consideration of $2.4 billion, which was comprised, in part, of an upfront payment of $1.0 billion, including the assumption of $361.0 million of debt at closing, and an expected $510.0 million of earnout payments over two-and-a-half years upon full notice to proceed with respect to solar earnout projects and substantial completion with respect to wind earnout projects, subject to certain adjustments as set forth in the Purchase Agreement.
SunEdison’s portion of the total consideration is $1.5 billion, comprised of the upfront payment of $1.0 billion and the expected earn-out payments. The earn-out payments will be payable by SunEdison subject to completion of certain projects in First Wind’s backlog. TerraForm First Wind ACQ, LLC acquired First Wind’s operating portfolio for an enterprise value of $862.0 million.
As part of SunEdison’s upfront consideration, SunEdison also issued $336.5 million in guaranteed exchangeable senior secured seller notes bearing 3.75% interest maturing on January 15, 2020. Interest is payable semiannually in arrears to holders of record at the close of business on January 1 or July 1. Holders of the Seller Notes may exchange their notes at their option on or after January 29, 2016 at an initial exchange rate of 28.914 shares of TerraForm Power Class A Common Stock per $1,000 principal amount of Seller Notes, equivalent to an initial exchange price of approximately $34.58 per share of TerraForm Power Class A Common Stock. No proceeds were transferred to SunEdison under the Seller Notes.
The remainder of the consideration for the Acquisition is being funded from cash on hand and from other previously disclosed financing sources.
Note 3. Estimated Purchase Price and Preliminary Purchase Price Allocation
The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of First Wind’s assets and liabilities at the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation used for the Unaudited Pro Forma Condensed Combined Balance Sheet primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the acquisition compared to the amounts assumed in the pro forma adjustments. The following is a summary of the fair value of net assets acquired:

(In thousands)	Purchase Price Allocation
Restricted cash	$118,758
Accounts receivable	13,375
Property and equipment	1,083,091
Intangible assets	1,039,057
Goodwill	651,783
Other assets	184,471
Total assets acquired	$3,090,535
Accounts payable, accrued expenses and other current liabilities	75,455
Long-term debt, including current portion	361,313
Other long-term liabilities	17,502
Total liabilities assumed	$454,270
Redeemable interest in subsidiaries	17,852
Non-controlling interests	229,266
Fair value of net assets acquired, net of cash acquired	$2,389,147

Note 4. Significant Accounting Policies
Based upon management’s initial review of First Wind’s significant accounting policies, as disclosed in their consolidated historical financial statements included in this Form 8-K/A, as well as on preliminary discussions with their management, the Unaudited Pro Forma Condensed Combined Financial Statements assume there will be no significant adjustments necessary to conform First Wind’s accounting policies to our accounting policies. Upon completion of the First Wind Acquisition and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to First Wind’s future accounting policies and such changes could result in material differences in future reported results of operations and financial position for First Wind’s operations as compared to historically reported amounts.